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                                  EXHIBIT 3.1

                Amended and Restated Articles of Incorporation
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                             RESTATED AND AMENDED
                           ARTICLES OF INCORPORATION
                                      OF
                     BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                     ------------------------------------

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Nevada, do hereby set forth as follows:

     FIRST:  The name of this corporation is

             BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

     SECOND: The address of the registered office and registered agent in the state is c/o Corporate Services Group, LLC, 723 South Casino Center Blvd, 2nd Floor, Las Vegas, Nevada and the name of the registered agent at said address is Corporate Services Group, LLC.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Nevada.

     FOURTH: The corporation shall be authorized to issue the following shares:

             Class        Number of Shares  Par Value
             -----        ----------------  ---------

             Common             50,000,000      $.001
             Preferred           5,000,000      $1.00

     A. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such designation as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted by the Board of Directors. The Preferred Stock of any series shall or may be (a) subject to redemption at such time or times and at such price or prices and upon such terms and conditions; (b) entitled to receive dividends at such rates, on such conditions and at such times; (c) entitled to such rights in the event of voluntary or involuntary liquidation or upon the dissolution of, or upon the distribution of the assets of the corporation; (d) have such sinking fund provisions for the redemption or purchase of shares; (e) have such voting rights; and (f) be made convertible into, or exchangeable for, shares of any other class or classes, or any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange and with such adjustment as shall or may be provided, stated, or expressed in the resolution or resolutions adopted by the Board of Directors of the corporation providing for the issue of such series.
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     B.  The Common Stock of the corporation shall be subject to the prior rights of the Preferred Stock as may be set forth in the resolution or resolutions by the Board of Directors providing for the issuance of the Preferred Stock. Except for such voting rights as may be provided for in the resolution or resolutions creating any one or more series of Preferred Stock, sole voting rights shall be in the Common Stock.

     C. No shareholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying warrants or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder other than such rights.

     D.  Cumulative voting of shares of stock is not authorized.

     FIFTH:   Left blank intentionally.

     SIXTH:   Left blank intentionally.

     SEVENTH: The period of duration of the corporation shall be perpetual.

     EIGHTH: The corporation may, to the fullest extent permitted by Section 78.75l of the Nevada General Corporation Law, indemnify any and all directors and officers whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

     NINTH:   No holder of stock of any class of the Corporation shall be entitled to as a matter of right, preemptive or otherwise, to subscribe for, purchase, or receive any part of any new or additional shares of stock of any class, whether now or hereafter authorized, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for stock, but all such new or additional shares of stock of any class, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for stock may be issued and disposed of by the board of directors of the Corporation on such terms, for such consideration, so far as may be permitted by law, and to such person or persons as the board of directors in its absolute discretion may deem advisable.

     TENTH:   On the effective date, May 31, 2000, the Common Stock of the
Corporation will be reverse split on a one-for-three basis so that each share of Common Stock issued and outstanding immediately prior to May 31, 2000 shall automatically be converted into and reconstituted as one-third of a share of Common Stock (the "Reverse
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Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split. Each fractional share shall be rounded into one whole share.

     IN WITNESS WHEREOF, said BBJ Environmental Technologies, Inc. has caused this Certificate to be signed by Jerry V. Schinella, its President, and attested by Michael J. Gordon, its Secretary, this 29th day of May, 2001.


                         BBJ Environmental Technologies, Inc.



                         By:  /s/ Jerry V. Schinella
                              Jerry V. Schinella, President & COO


ATTEST:

/s/ Michael J. Gordon

Michael J. Gordon, VP & Secretary